Exhibit 10.1

SECOND
AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (“Second Amendment”) dated as of February 9, 2018, shall amend the employment agreement ("Employment Agreement") dated August 8, 2015, as further amended, by and between Discovery Communications, LLC ("Company") and Bruce Campbell ("Executive").

WHEREAS, Executive and the Company previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, Executive and the Company now desire to enter into this Second Amendment to the Employment Agreement in order to extend the term and make certain other changes;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the parties hereby agree to amend the Employment Agreement as follows:

1.	Term:

a.	The following is hereby added at the end of Section II(A):

“Effective February 15, 2018, and subject to Section IV(D), the Term of Employment shall be extended to February 14, 2022.”

b.	In Section II(B), the reference to “August 1, 2018” shall be replaced by “February 14, 2022.”

2.	Base Salary: The following is hereby added at the end of Section III(A):

“Effective February 15, 2018, Executive’s annual base salary shall be increased to ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000). Executive shall not be eligible for a further base salary increase in the February 2018 base salary merit increase review cycle.”

3.	Bonus/Incentive Payment: The following is hereby added at the end of Section III(B):
“Effective February 15, 2018, Executive’s annual incentive payment target shall be increased to one hundred fifty percent (150%) of his base salary. Executive’s bonus target for 2018 shall be blended on 45 days at his previous bonus target of 130% and the remainder at the new target of 150%. The calculation and timing of payment of Executive’s annual bonus payout shall continue to be governed by Company’s applicable incentive or bonus plan.”

4.	Equity Program.

a.	The following is hereby added at the end of Section III(D):

“The Compensation Committee has reviewed the appropriate annual equity target for Executive for the annual award to be made in Q1 2018 and has determined that the target value shall be THREE MILLION DOLLARS ($3,000,000), and Executive shall be recommended for an award of that target value in the annual equity cycle in Q1 2018. The equity instruments, terms and conditions, and calculation of number of units shall be based on Company’s standard practices and procedures for awards to senior executives at Executive’s level.”

b.	The new Section III(E) is hereby added:

“Contract Renewal Equity. Executive shall be recommended for an award of Restricted Stock Units under the 2013 Discovery Incentive Plan with a target value of THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($3,750,000). This award, which is subject to approval of the Compensation Committee, shall provide for vesting in three substantially equal installments on the second, third, and fourth anniversaries of the date of grant, and shall otherwise be subject to the terms of the Stock Plan and the implementing award agreement. The number of units shall be calculated by dividing the target value by the closing price of Discovery Series A on the last trading day before the date of grant.”

5.	Arbitration; Controlling Law. In Sections VII(B) and VIII(A), the references to “Maryland” shall be replaced with “New York.”

6.	Agreement and General Release. The following is hereby added at the end of Section 4(a) of the Agreement and General Release form that is an exhibit to the Employment Agreement.

“Nothing in this Release, including but not limited to the general release and non-disparagement or confidentiality provisions, (1) prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local agency charged with the enforcement of any laws, including providing documents or other information (through otherwise lawful means), (2) prevents Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Release Executive is waiving Executive’s right to recover any individual relief (including any backpay, frontpay, reinstatement, or other legal or equitable relief) in any charge, complaint, lawsuit, or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive an award from a government agency (and not the Company) for information provided to a government agency, or (3) if Executive is forty (40) or over, limits or affects Executive’s right to challenge the validity of this Release under the ADEA or the OWBPA.”

7.
Effect on Employment Agreement: Except with respect to the subject matters covered herein, this Second Amendment does not otherwise amend, supplement, modify, or terminate the Employment Agreement, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE:                            DATE:

/s/ Bruce Campbell                            2/9/2018
Bruce Campbell

DISCOVERY COMMUNICATIONS, LLC            DATE

/s/ Adria Alpert Romm                        2/9/2018

Name: Adria Alpert Romm

Title: Chief Human Resources and Global
Diversity Officer

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